Exhibit (a)(1)(Y)
OFFER DOCUMENT
BOSTON SCIENTIFIC CORPORATION
2003 LONG TERM INCENTIVE PLAN
OFFER TO EXCHANGE ELIGIBLE OPTIONS
FOR DEFERRED STOCK UNITS
TO AUSTRALIAN RESIDENT EMPLOYEES OF
BOSTON SCIENTIFIC CORPORATION
AND SUBSIDIARIES IN AUSTRALIA
May 22, 2007
Investment in securities involves a degree of risk. Employees who participate in the Program should monitor their participation and consider all risk factors relevant to the acquisition of securities under the Program as set out in this Offer Document and the Additional Documents.
The information contained in this Offer Document and the Additional Documents is general information only. It is not advice or information specific to your particular circumstances.
Employees should consider obtaining their own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give advice regarding participation in the Program.

OFFER TO EXCHANGE ELIGIBLE OPTIONS
FOR DEFERRED STOCK UNITS
TO AUSTRALIAN-RESIDENT EMPLOYEES
BOSTON SCIENTIFIC CORPORATION
2003 LONG TERM INCENTIVE PLAN
This Offer Document sets out information regarding the award of Deferred Stock Units (“DSUs”) under the Boston Scientific Corporation 2003 Long Term Incentive Plan (the “US Program”), as modified for implementation in Australia by the Australian Addendum (the Australian Addendum and US Program are, together, the “Program”).
The purposes of the U.S. Program are to support the ongoing efforts of Boston Scientific Corporation (the “Company”) to attract, retain and motivate key employees.
Except as set out above, terms defined in the U.S. Program and the Australian Addendum have the same meaning in this Offer Document.
1. OFFER OF DSUs
This is an offer made by the Company under the Program to Eligible Employees of the Company and its subsidiaries in Australia to receive DSUs in exchange for the surrender of Eligible Options.
2. TERMS OF OFFER
The terms of your participation are set out in the Program, this Offer Document and the DSU award agreement. The rules of the Program are incorporated in the Program and incorporated in this Offer Document by reference. By electing to participate in the Program, you will be bound by the rules of the Program, this Offer Document and the DSU award agreement.
3. ADDITIONAL DOCUMENTS
In addition to the information set out in this Offer Document and the DSU award agreement, the following documents provide further information necessary to make an informed investment decision in relation to your participation in the Program:
(a)	the U.S. Program;

(b)	the Australian Addendum to the U.S. Program;

(c)	Offer of Exchange and other materials relating to the US Program filed with the Securities and Exchange Commission (the “Exchange Offer Document”);

(d)	the U.S. prospectus for the U.S. Program (“Prospectus”),

(e)	Information About the Exchange;

(f)	Exchange Instructions;

(g)	Election Form and Terms and Conditions of Election; and

(h)	Notice of Withdrawal of Options Previously Tendered for Exchange
(collectively, the “Additional Documents”).
The Prospectus is not a prospectus for the purposes of the Australian Corporations Act 2001 and has not been modified to reflect the Australian Addendum.
To the extent of any inconsistency between the Offer Document or Australian Addendum and any Additional Document, the terms of the Offer Document and Australian Addendum apply.
4. RELIANCE ON STATEMENTS
You should not rely on any oral statements made to you in relation to this offer. You should only rely on the statements contained in this Offer Document and the Additional Documents when considering your participation in the Program.
5. WHAT IS A DSU?
A DSU is a contractual obligation between the Company and you whereby the Company promises to issue to you a specified number of shares of Stock, subject to the terms and conditions of the DSU award agreement being satisfied (including your satisfaction of a pre-determined vesting period).
Prior to becoming vested in your DSU, you have no ownership rights in the underlying Stock. The vesting period is determined by the Compensation Committee, and is set out in your individual DSU award agreement. You become fully vested in your DSU at the end of the vesting period (and on satisfaction of the terms and conditions of the DSU award agreement), at which time you will become the shareholder of record of the underlying shares of Stock and will be able to freely transfer your shares.
6. HOW MANY SHARES WILL I RECEIVE UNDER THE PROGRAM?
The number of shares of Stock subject to your award of DSUs is set out in your DSU award agreement. The number of DSUs you will receive in exchange for your Eligible Options is described in the Exchange Offer Document.

7. DO I HAVE RIGHTS AS A STOCKHOLDER OF THE COMPANY AS A RESULT OF A DSU AWARD?
No. You will not have the right to receive any cash or stock dividends or to vote the shares of Stock underlying your DSU until you satisfy the terms and conditions of your DSU award agreement and the Company actually delivers the underlying shares to you upon satisfaction of such terms and conditions. The terms and conditions of a DSU may include (but are not limited to) a requirement that you remain in continuous service with the Company for a specified period of time and/or you attain certain pre-established performance goals.
8. CAN I TRANSFER THE DSU TO SOMEONE ELSE?
No. The DSU is non-transferable until you become vested in the shares at the end of the vesting period. However, once you become vested in your shares at the end of the vesting period, you will be able to freely trade your shares of the Company’s Stock.
9. WHAT IS THE PURCHASE PRICE OF EACH DSU?
None. No monetary consideration is payable for your DSU, either at the time the DSU is granted, or upon the expiration of the vesting period.
If you elect to participate in the Program, you will surrender Eligible Options in exchange for the grant of DSUs. All Eligible Employees who participate in the Program will be required to exchange a larger number of Eligible Options for a lesser number of DSUs. By participating in the Program, you acknowledge that your Eligible Options do not have any value as at the date you elect to participate in the Program or at the date of surrender or cancellation of the Eligible Options.
GENERAL INFORMATION
10. WHAT IS A SHARE OF COMMON STOCK IN THE COMPANY?
Stock in a U.S. corporation is the same as ordinary shares of an Australian corporation. Each holder of Stock is entitled to one vote for every share of Stock held in the Company.
Dividends may be paid on the Stock out of any funds of the Company legally available for dividends at the discretion of the Board of Directors of the Company.
The shares of Stock are listed and traded on the New York Stock Exchange under the symbol “BSX”.
Shares of Stock are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

11. HOW CAN I OBTAIN INDICATIVE EXAMPLES OF THE MARKET PRICE OF COMMON STOCK IN AUSTRALIAN DOLLARS?
Within a reasonable time following your request, the Company (through your local contact listed below) will provide you with the current market price for a share of Stock and the Australian dollar equivalent of that price, as of the date of your request. The Australian dollar equivalent will be calculated using the U.S.-Australian dollar exchange rate published by an Australian bank on the business day prior to your request. You should direct your request to your local HR manager.
12. WHAT ADDITIONAL RISK FACTORS APPLY TO AUSTRALIAN RESIDENTS’ PARTICIPATION IN THE PROGRAM?
Employees should have regard to risk factors relevant to investment in securities generally and, in particular, to acquiring and the holding of shares of Stock. You should be aware that in addition to fluctuations in value caused by the fortunes of the Company, the Australian Dollar value of any shares of Stock will be affected by the US/Australian Dollar exchange rate.
Please note that if, after the lapse of restrictions on transfer, you offer your share of Stock for sale to a person or entity resident in Australia, your offer may be subject to disclosure and licensing requirements under Australian law. Please obtain legal advice on your disclosure and licensing obligations prior to making any such offer.
13. PROGRAM MODIFICATION, TERMINATION, ETC.
The Board of Directors has the authority to amend or terminate this Program and to modify or annual any individual award, at their sole discretion, with or without notice, at any time, including during the vesting period.
14. WHAT ARE THE U.S. TAXATION CONSEQUENCES OF PARTICIPATION IN THE PROGRAM?
Employees will not be subject to U.S. tax by reason only of the grant of DSUs, the surrender of Eligible Options, the acquisition of shares of Stock on the vesting of the DSUs and/or the subsequent sale of shares of Stock. However, liability to U.S. taxes may accrue if an employee is otherwise subject to U.S. taxes.
The above is an indication only of the likely U.S. taxation consequences for Australian resident employees who accept DSUs granted under the Program. Employees should seek their own advice as to the U.S. taxation consequences of participation.
15. WHAT ARE THE AUSTRALIAN TAXATION CONSEQUENCES OF PARTICIPATION IN THE PROGRAM?
The following is a summary of the current taxation consequences for an Australian resident employee who is granted a DSU under the Program. The summary is necessarily general in nature and does not purport to be taxation advice in relation to an actual or potential award of a DSU.

Upon receipt of your award of DSUs under the Program, you should not rely on this summary as anything other than a broad guide of the current tax rules (which may be subject to change from time to time), and you should obtain independent taxation advice specific to your particular circumstances.
Acquisition of DSUs
You do not need to include an amount in your assessable income for the income year (i.e., the financial year ending 30 June) of acquisition unless you make an election (the “Election”; a form of Election is attached hereto as Exhibit A). The form of Election must be completed before you submit your personal income tax return to the Australian Taxation Office for the income year in which you were granted your DSU, and should be kept with your personal tax records for disclosure to the Australian Taxation Office upon audit (you do not, however, need to file the Election with your personal income tax return).
If you make the Election, then you must include the market value of the DSU in your assessable income for the income year in which the grant takes place reduced by the amount you paid to purchase the DSU (if any). The market value of the DSU to be included in your assessable income is the weighted average of the shares as listed on the NYSE for the one week period up to and including the date of grant.
Note that if you make the Election, then it will cover each option and share in the Company you acquire pursuant to an employee share program during the income year.
Alternative Assessment Time
If you do not make the Election, then you must include an amount in your assessable income for the income year in which the earliest of the following cessation times occurs (the “cessation time”):
(i)	at the end of the vesting period when you become vested with Stock, provided there are no disposal restrictions on the Stock acquired;

(ii)	the time after the end of the vesting period when the last disposal restriction on the shares acquired ceases to have effect, where there are disposal restrictions on the shares of Stock acquired;

(iii)	the time when your employment with the group ceases (unless termination is caused by a qualifying restructure or takeover). The group consists of the Company and its subsidiaries;

(iv)	10 years after the DSU was acquired.
The amount you must include in your assessable income for the income year in which the relevant cessation time occurs will be the market value of the DSU at the cessation time reduced by the amount you paid to purchase the DSU (if any). The market value of the DSU to be included in your assessable income is the weighted average of the shares as listed on the NYSE for the one week period up to and including the relevant cessation date.

Capital Gains Tax
You may be liable to capital gains tax on a gain made on the disposal of the Stock acquired on the vesting of the DSU (other than gains made on the disposal of Stock in an arm’s length transaction within 30 days of acquisition of the Stock where no Election was made to assess the DSU on acquisition).
The assessable capital gain will be:
(i)	where you have held the Stock for less than one year – the difference between the market value of the Stock (where the disposal is a non-arm’s length transaction) or the capital proceeds (where the disposal is an arm’s length transaction) at the time of disposal and the cost base of the Stock; or

(ii)	where you have held the Stock for at least one year – one half the difference between the market value of the Stock (where the disposal is a non-arm’s length transaction) or the capital proceeds (where the disposal is an arm’s length transaction) at the time of disposal and the cost base of the Stock (subject to you first applying any prior year or current year capital losses against the full capital gain).
If you made the Election, then the cost base of the Stock will be the market value of the DSU at the time of grant plus any amount paid in order to acquire the Stock (in this case, nil).
If you did not make the Election and the cessation time occurs before the DSU vests, then the cost base of the shares will be the market value of the DSU at the cessation time plus any amount paid in order to acquire the Stock (in this case, nil). The market value of the DSU is the weighted average of the shares as listed on the NYSE for the one week period up to and including the cessation date.
If you did not make the Election and the cessation time occurs when the DSU vests, then the cost base of the shares will be the market value of the shares at the cessation time. The market value of the shares is the weighted average of the shares as listed on the NYSE for the one week period up to and including the cessation date.
If the market value of the Stock at the time of disposal is less than the cost base of the Stock, then a capital loss will be available to offset current year or future year capital gains. A capital loss cannot be used to offset other income (including salary or wage income).
Dividends
Once you become vested in your Stock and become the shareholder of record of the underlying shares of Stock, you must include the gross amount of any dividend paid on your shares of Stock in you assessable income. These dividends may be subject to U.S. withholding tax at source. In that case, you may be entitled to a foreign tax credit whereby the withholding tax is offset against the Australian tax payable on the dividend.

Responsibility for Taxes
You are solely responsible for the payment of any tax that arises in connection with your participation in the Program (apart from any U.S. withholding taxes at source on dividends). Tax will not be withheld by either the Company or any of the Australian Affiliates.
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We urge you to carefully review the information contained in this Offer Document, your individual DSU award agreement and all of the Additional Documents.
Yours sincerely,

Boston Scientific Corporation

By:

EXHIBIT A
BOSTON SCIENTIFIC CORPORATION
2003 LONG TERM INCENTIVE PLAN
DEFERRED STOCK UNIT
SECTION 139E ELECTION – TAXATION AT GRANT
Name of Taxpayer:                                                              (“the Taxpayer”)
Tax File Number (optional):
Background
Section 139 of the Income Tax Assessment Act 1936 (the “Act”) governs the tax treatment of various forms of equity compensation granted to employees under an employee share scheme. Under section 139E of the Act, an employee may elect to be subject to taxation on the date of grant of all awards granted during the applicable income year which constitute qualifying shares or rights as defined under section 139CD of the Act (the grant of a Deferred Stock Unit under the 2003 Long Term Incentive Plan constitutes qualifying shares or rights). If an employee makes an election, the taxable amount will equal the market value of the Deferred Stock Unit (or other applicable awards) on the date of grant (that is, the weighted average of the shares as listed on the NYSE for the one week period up to and including the date of grant), and the employee will not be subject to any tax consequences on the date of vesting. Instead, the employee will be subject to capital gains taxes upon subsequent sale of the shares. If the employee forfeits the Deferred Stock Unit (or other applicable awards) after it has been included in the employee’s taxable income (for example, the employee leaves the Company before vesting), the employee generally may seek an amended tax assessment for the income year in which the Deferred Stock Unit was included in the employee’s taxable income and may obtain a refund of the taxes paid.
Election
This election is made under section 139E of the Income Tax Assessment Act 1936 (‘the Act’).
The Taxpayer hereby elects elect that subsection 139B(2) of the Act is to apply to all of the qualifying shares or qualifying rights acquired by me under an employee share acquisition scheme(s) in terms of Division 13A of Part III of the Act in the 20___ (insert relevant year end) year of income.

The details of each parcel of shares or rights acquired by me during this year of income are as follows (repeat for each separate parcel acquired):

Name of corporation/scheme:

Boston Scientific Corporation
Boston Scientific Corporation 2003 Long Term Incentive Plan

Form of award: Deferred Stock Unit

No. shares/rights acquired:

Date of acquisition:

Market value on date
shares/rights were acquired:

Amount paid/given at the
time of acquisition:

Taxpayer’s Signature:

Date:

Australian Addendum – Stock Option Exchange Offer
BOSTON SCIENTIFIC CORPORATION
2003 LONG TERM INCENTIVE PLAN
1. Purpose
This Addendum (the “Australian Addendum”) to the Boston Scientific Corporation 2003 Long Term Incentive Plan (the “U.S. Program”) is adopted to set out rules which, together with the provisions of the US Program, will govern the operation of the Program with respect to the offer to exchange Eligible Options for the grant of Deferred Stock Units to Australian-resident employees of Boston Scientific Corporation and its subsidiaries in Australia, in reliance on Class Order 03/184.
2. Definitions
Except as set out below, capitalised terms used herein shall have the meaning ascribed to them in the US Program. In the event of any conflict between the provisions of this Australian Addendum and the US Program, the provisions of this Australian Addendum will prevail.
For the purposes of this Australian Addendum:
“ASIC” means the Australian Securities and Investments Commission;
“Company” means Boston Scientific Corporation;
“Deferred Stock Unit” means an award pursuant to the Program entitling a recipient to one (1) share of Stock on the satisfaction of the terms and conditions of the Award Agreement, including the recipient’s completion of a pre-determined vesting period established by the Committee;
“Eligible Option” means an award previously granted by the Company entitling a recipient to purchase one (1) share of Stock at an exercise price equal to or greater than US$25.00 upon the participant’s completion of a pre-determined vesting period as established by the Committee and as set forth in the recipient’s written award agreement;
“Program” means the US Program, as modified for implementation in Australia by this Australian Addendum; and
“US Program” means the Boston Scientific Corporation 2003 Long Term Incentive Plan.
3. Forms of Award
The Company may grant Deferred Stock Units to eligible Australian-resident employees under the Program in exchange for Eligible Options. As part of such grants, the Company shall not require a participant to pay any monetary consideration for the grant of a Deferred Stock Unit under the Program. Participants will surrender Eligible Options in exchange for the grant of Deferred Stock Units.

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Participants acknowledge that the Eligible Options surrendered do not do not have any value as at the date they elect to participate in the Program or at the date of surrender or cancellation of the Eligible Options.
4. Eligible Employees
The Company will grant Deferred Stock Units only to persons who are full-time or part-time employees of the Company or its subsidiaries in Australia at the time of grant.
5. No Contribution Program or Trust
Any offer of Deferred Stock Units under the Program must not involve a contribution plan or any award, issue or sale being made through a trust.
6. Form of Offer
6.1	An offer made in Australia to participate in the Program must be included in a document (“Offer Document”) which sets out the terms of the offer and includes, or is accompanied by, a copy of the rules of the Program or a summary of the rules of the Program.
6.2	Where a summary only is provided with the offer, the Offer Document must include an undertaking that during the vesting period of the Deferred Stock Units, the Company will provide the recipient, without charge, with a copy of the rules of the Program within a reasonable period of the recipient so requesting.
6.3	The Company must take reasonable steps to ensure that any Eligible Employee to whom an offer is made is given a copy of the Offer Document.
6.4	The Offer Document must include a statement to the effect that any information given by the person in connection with the offer is general information only, and that employees should consider obtaining their own financial product advice from an independent person who is licensed by the ASIC to give such advice.

7.	Australian Dollar Equivalent
The Offer Document must specify the Australian dollar equivalent of the fair market value of the underlying Shares subject to the Deferred Stock Units, if any, as at the date of the offer.
8. Updated Pricing Information
The Offer Document must include an undertaking that, and an explanation of the way in which, the Company will, during the Offer Period and within a reasonable period of an Eligible Employee so requesting, make available to the Eligible Employee the Australian dollar equivalent of the current market price of Shares in the same class as the Shares subject to the Deferred Stock Units offered under the Program as at the date of the request.

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For purposes of this clause, the current market price of a Share of the Company’s Stock shall be taken as the price quoted by the New York Stock Exchange as the final price for the previous trading day.
9. EXCHANGE RATE FOR AUSTRALIAN DOLLAR EQUIVALNT OF THE PRICE
For the purpose of calculating the purchase price of the Shares in the Company in Australian dollars, the Australian/US exchange rate shall be calculated by reference to the relevant exchange rate published by an Australian bank no earlier than on the previous business day.
10. No Loan or Financial Assistance
Neither the Company, nor any associated body corporate or Australian Subsidiary of it, may offer Australian Participants any loan or other financial assistance for the purpose of, or in connection with, the acquisition of the Shares to which the Offer relates.
11. Restriction on Capital Raising: 5% limit
The number of shares of the Company’s Stock subject to grants of Deferred Stock Units under the Program, together with all shares of the Company’s Stock issued under all other employee share plans during the previous five years in Australia but excluding any offer made, or option acquired or Shares issued by way or as a result of:
(a)	an offer to a person situated at the time of receipt of the offer outside Australia;

(b)	an offer that was an excluded offer or invitation within the meaning of the Corporations Law as it stood before 13 March 2000;

(c)	an offer that did not require disclosure to investors because of section 708 of the Corporations Act 2001 (Cth);

(d)	an offer that did not require the giving of a Product Disclosure Statement because of section 1012D of the Corporations Act 2001 (Cth); or

(e)	an offer made under a disclosure document or a Product Disclosure Statement, must not exceed 5% of the total number of issued Shares in the same class as at the time of the offer.
12. Lodging Offer Documents with ASIC
A copy of the Offer Document (which need not contain details of the award particular to the recipient such as the identity or entitlement of the recipient) and each accompanying document must be filed with ASIC not later than 7 days after the first provision of that material to the Australian employee.

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13. Compliance with Undertakings
The Company or an associated body corporate must comply with any undertaking required to be made in the Offer Document by reason of Class Order 03/184.

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